Exhibit 99.1

	Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
FOR IMMEDIATE RELEASE		DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD

FISCAL FIRST QUARTER 2007 RESULTS

First quarter revenues were up 56% to $93.5 million

First quarter earnings per diluted share increased from $0.17 to $0.39

75% of the rig fleet is operating under contracts of 6 months to 2 years

August 3, 2006 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended June 30, 2006, which is the first quarter of its 2007 fiscal year.

Revenues for the first quarter of fiscal 2007 grew to $93.5 million, compared to revenues of $59.9 million for the first quarter of fiscal 2006. This 56% increase in revenues was generated by a 38% increase in average revenues per revenue day to $19,154 per day, in addition to a 13% increase in the average number of rigs in Pioneer Drilling’s fleet to 56.7 rigs. Average drilling margin(1) per revenue day increased 86% to $9,004 in the first quarter of fiscal 2007, compared to $4,829 in the first quarter of fiscal 2006, and sequentially increased 9% from the fourth quarter of fiscal 2006. Net earnings for the first quarter of fiscal 2007 were $19.5 million, or $0.39 per diluted share, compared to net earnings of $7.7 million, or $0.17 per diluted share, for the first quarter of fiscal 2006. Weighted average shares of common stock outstanding on a diluted basis increased 7% to 50.2 million shares for the first quarter of fiscal 2007 from 46.8 million shares for the first quarter of fiscal 2006.

William D. Hibbetts, Chief Financial Officer of Pioneer Drilling Company, stated “We began expensing stock compensation in our June 30, 2006 quarter. Our stock compensation expense was $915,000 for the quarter, resulting in a $595,000 reduction in net income. The first quarter of fiscal 2007 stock compensation expense included costs of $260,000 related to director options that vest immediately and are fully expensed in the quarter granted. We expect stock compensation expense to average approximately $719,000 per quarter for the remaining three quarters of fiscal 2007. We also recorded a nonrecurring charge of approximately $362,000 for deferred taxes to reflect the impact of recently enacted changes in the Texas franchise tax law. This charge related to the future reversal of temporary differences, principally depreciation, existing at June 1, 2006, the effective date of the law. The cumulative effect of these two expenses resulted in a $0.02 reduction(2) in diluted earning per share for the quarter. A reconciliation of these expenses to diluted earnings per share can be found later in this release.”

Revenue days during the first quarter of fiscal 2007 increased 13% to 4,881, compared to 4,303 revenue days for the first quarter of fiscal 2006. In the first quarter of fiscal 2007, revenue days by type of contract were 4,695 for daywork contracts, zero for turnkey contracts and 186 for footage contracts. In contrast, revenue days by type of contract in the first quarter of fiscal 2006 were 3,424 for daywork contracts, 462 for turnkey contracts and 417 for footage contracts. Pioneer Drilling’s rig utilization rate was 95% for the first quarter of fiscal 2007; the same as in the first quarter of fiscal 2006.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “Demand for our rigs has remained strong and we have continued to see increases in dayrates in each of our operating areas. Average drilling revenues per day increased $1,532 per revenue day to $19,154 in our fiscal first quarter of 2007, compared to our fourth quarter of fiscal 2006. Average drilling costs increased $801 per revenue day during the same period, of which $541 related to labor costs and $241 to supply, repair, maintenance and equipment disposal costs. As a result, average drilling margins per revenue day increased $731 per day to $9,004, or an increase of 9% over the fourth quarter of fiscal 2006. We continued to pursue term drilling contracts during the quarter. Currently, 44 of our 59 rigs, or 75%, are operating under term contracts of six months to two years in duration, of which 15 have remaining terms of six to 12 months, eight have a remaining term of 12 to 18 months and four have a remaining term in excess of 18 months.”

“To date, we have completed eight rigs of our 16 rig new-build program and expect to have the eight remaining rigs begin working under contract over the next nine months or so,” continued Mr. Locke. “Since April 1, 2006, the beginning of our new fiscal year, we have added four 1000-hp electric rigs: one rig to the Utah division; one rig to the South Texas division; and two rigs to the North Texas division. Each of these rigs is designed to be quick-to-move and rig up, contains modern mud-cleaning equipment and has two independently powered, high-horsepower mud pumps.”

“Our investment in new-build rigs and our commitment to upgrade and modernize our existing fleet has allowed Pioneer to expand its customer base. Currently, 59% of the rigs are working for publicly traded independents or major oil and gas companies. In the June quarter, we spent approximately $8,300,000 upgrading six rigs, using over 230 potential revenue days in the upgrade process. We believe that our fleet is well positioned to be highly competitive in any market conditions we encounter.”

Pioneer Drilling’s management team will be holding a conference call today, Thursday, August 3, 2006, at 11:00 a.m., Eastern time (10:00 a.m., Central), to discuss these results. To participate in the call, dial (303) 262-2137 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until August 10, 2006. To access the replay, dial (303) 590-3000 and enter the pass code 11066376#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma and in the Rocky Mountain region. Its fleet consists of 59 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer Drilling’s management. A reconciliation of drilling margin to net income is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated timing for delivery of the rigs we are adding to our fleet, the effects of capital expenditures to upgrade our rigs, the anticipated compensation expenses for stock options, and our ability to continue to obtain term contracts. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to rig construction difficulties. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006 and subsequent filings with the SEC.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	(Unaudited)
	Three Months Ended
	June 30,		March 31,
	2006	2005	2006
Revenues:
Contract drilling	$93,493	$59,877	$82,840

Costs and Expenses:
Contract drilling	49,543	39,096	43,950
Depreciation	11,570	7,330	9,519
General and administrative	2,925	1,549	1,975
Bad debt expense (recovery)	—	—	(177)

Total operating costs	64,038	47,975	55,267

Operating income	29,455	11,902	27,573

Other income (expense):
Interest expense	(63)	(155)	(32)
Interest income	1,098	501	720
Other	23	14	32

Total other	1,058	360	720

Income before taxes	30,513	12,262	28,293

Income tax expense	(11,027)	(4,537)	(10,325)

Net earnings	$19,486	$7,725	$17,968

Earnings per share:
Basic	$0.39	$0.17	$0.37

Diluted	$0.39	$0.17	$0.36

Weighted average number of shares outstanding:
Basic	49,592	46,012	48,337
Diluted	50,168	46,765	49,105
___________ (2) Reconciliation of earnings to adjusted earnings:

Net earnings	$19,486	$7,725	$17,968
Stock compensation expense	595	—	—
Nonrecurring deferred taxes charge	362	—	—

Adjusted earnings	$20,443	$7,725	$17,968

Earnings per share:
Diluted	$0.39	$0.17	$0.36
Stock compensation expense	0.01	—	—
Nonrecurring deferred taxes charge	0.01	—	—

Adjusted earnings per diluted share	$0.41	$0.17	$0.37

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	June 30, 2006	March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$71,114	$91,174
Marketable securities	15,000	—
Receivables, net	45,470	35,544
Contract drilling in progress	9,520	9,620
Current deferred income taxes	1,157	990
Prepaid expenses	1,675	2,208

Total current assets	143,936	139,536
Net property and equipment	288,012	260,784
Other assets	347	358

Total assets	$432,295	$400,678

Liabilities and Equity
Current liabilities:
Accounts payable	$21,526	$16,041
Federal income taxes payable	10,528	6,835
Prepaid drilling contracts	465	140
Accrued expenses	9,859	9,616

Total current liabilities	42,378	32,632
Long-term debt	—	—
Other non-current liability	402	388
Deferred taxes	28,438	26,982

Total liabilities	71,218	60,002
Total shareholders’ equity	361,077	340,676

	$432,295	$400,678

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except averages per day)

(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2006	2005	2006
Revenues by contract:
Daywork contracts	$90,061	$45,874	$79,097
Turnkey contracts	—	8,593	—
Footage contracts	3,432	5,410	3,743

Total	$93,493	$59,877	$82,840

Drilling costs by contract:
Daywork contracts	$47,480	$29,052	$41,689
Turnkey contracts	—	6,161	—
Footage contracts	2,063	3,883	2,261

Total	$49,543	$39,096	$43,950

Drilling margin by contract (1)(3):

Daywork contracts	$42,581	$16,822	$37,408
Turnkey contracts	—	2,432	—
Footage contracts	1,369	1,527	1,482

Total	$43,950	$20,781	$38,890

Capital expenditures:
Rig additions	$25,126	$9,317	$26,739
Other	17,995	11,557	10,489

	$43,121	$20,874	$37,228

____________ (1) Reconciliation of drilling margin to net earnings:
Drilling margin	$43,950	$20,781	$38,890
Depreciation	(11,570)	(7,330)	(9,519)
General and administrative	(2,925)	(1,549)	(1,975)
Bad debt recovery	—	—	177
Other income	1,058	360	720
Income tax expense	(11,027)	(4,537)	(10,325)

Net earnings	$19,486	$7,725	$17,968

(3)	Drilling margins represent drilling revenues less drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2006	2005	2006
Average number of rigs	56.7	50.0	55.3
Utilization rate	95%	95%	95%

Revenue days by contract:
Daywork contracts	4,695	3,424	4,503
Turnkey contracts	—	462	—
Footage contracts	186	417	198

Total	4,881	4,303	4,701

Average revenues per revenue day:
Daywork contracts	$19,182	$13,398	$17,565

Turnkey contracts	$—	$18,600	$—

Footage contracts	$18,452	$12,974	$18,904

All contracts	$19,154	$13,915	$17,622

Average costs per revenue day:
Daywork contracts	$10,113	$8,485	$9,258

Turnkey contracts	$—	$13,335	$—

Footage contracts	$11,091	$9,312	$11,419

All contracts	$10,150	$9,086	$9,349

Drilling margin per revenue day (4):
Daywork contracts	$9,069	$4,913	$8,307

Turnkey contracts	$—	$5,264	$—

Footage contracts	$7,360	$3,662	$7,485

All contracts	$9,004	$4,829	$8,273

(4)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

# # #